Prospectus Supplement No. 4
Filed Pursuant to Rule 424(b)(3)
Registration No. 333-229524

October 4, 2019

16,742,104 Shares

10,312,078 Warrants

This Prospectus Supplement No. 4 supplements and amends the Prospectus dated May 14, 2019 (the “Prospectus”), relating to the resale of up to 16,742,104 outstanding shares of common stock of Phunware, Inc. (the “Company”), and 10,312,078 outstanding warrants of the Company, by the selling stockholders identified in the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, Prospectus Supplement No. 1 dated June 24, 2019, Prospectus Supplement No. 2 dated August 19, 2019, and Prospectus Supplement No. 3 dated August 20, 2019.
This Prospectus Supplement includes information set forth in our attached Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 4, 2019.
This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, including any supplements and amendments thereto. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 4 is October 4, 2019.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 30, 2019

PHUNWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37862	26-4413774
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 Shoal Creek Blvd, Suite 230-S, Austin, Texas	78757
(Address of principal executive offices)	(Zip Code)

(512) 693-4199
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PHUN	The NASDAQ Capital Market
Warrants to purchase one share of Common Stock	PHUNW	The NASDAQ Capital Market

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

The information set forth below in Item 8.01 below is incorporated by reference into this Item 2.05.

ITEM 8.01 OTHER EVENTS.

Phunware, Inc. (the “Company”) is filing this Current Report on Form 8-K to disclose that on September 30, 2019, we completed our contractual obligations under our existing Statement of Work (“SOW”) with Fox Networks Group (“Fox”), while our existing Master Services Agreement (“MSA”) continues to remain in place. During the year ended December 31, 2018, revenue from Fox represented 42% of the Company’s net revenues.

Upon completion of the SOW with Fox, the Company committed to organizational restructuring and cost reductions specific to our former Fox team so that our core subscriptions and application transactions business unrelated to Fox reflects the elimination of this legacy business. To that end, the Company reduced its workforce by 21 persons in total, or 18%. We currently estimate the costs related to one-time employee separation payments, which include severance and associated employer payroll taxes, to be approximately $94 thousand. The Company anticipates these payments will be made primarily in cash and paid in the fourth quarter of 2019. We estimate annualized pre-tax cost savings of approximately $2.0 million as a result of the reductions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHUNWARE, INC.

Dated: October 4, 2019	By:	/s/ Alan S. Knitowski
Alan S. Knitowski
Chief Executive Officer